EXHIBIT 4.8(a)

WRITTEN DESCRIPTION OF ORAL AGREEMENT BETWEEN CHINA ARCHITECTURAL ENGINEERING, INC. AND ABN AMRO BANK N.V.

On August 31, 2007, China Architectural Engineering, Inc. (the “Company”) entered into an oral agreement with ABN AMRO Bank N.V. (“ABN”). ABN is the holder of the following securities of the Company (herein referred to as the “Securities”): (i) $10,000,000 Variable Rate Convertible Bonds due in 2012 (the “Bonds”), (ii) 800,000 warrants to purchase an aggregate of 800,000 shares of our common stock, subject to adjustments for stock splits or reorganizations as set forth in the warrant, that expire in 2010 (the “Bond Warrants”), and (iii) the shares of common stock underlying the Bonds and Bond Warrants. The Company and ABN orally agreed that the Company will not include the Securities in a pre-effective amendment to the registration statement (the “Current Registration Statement”) that the Company has on file with the Securities and Exchange Commission (the “Commission”) and the Company will instead register the Securities in a separate registration statement to be filed with the Commission promptly after the Current Registration Statement is declared effective by the Commission.